Attractive Features Q4 2020 The Conversus StepStone Private Markets fund (“CPRIM®” or the “Fund”) generated positive performance in Q4 2020, its first full quarter of operations. The NAV for CPRIM’s Class I shares is $31.23 as of December 31, 2020, reflecting a 24.9% increase since inception on October 1, 2020. The Fund has $55 million in assets under management as of December 31, 2020.   In Q4, CPRIM executed its investment strategy to target attractive private equity secondary purchases and co-investments. CPRIM has assembled a portfolio of 17 funds and over 150 underlying companies, broadly diversified by industry, size, vintage and geography. Given the current market environment, CPRIM focused on what it believes are more durable and potentially COVID resilient industries, such as Information Technology, Healthcare, Financials, Industrials and Telecommunication Services. From a geographic perspective, approximately 65% of CPRIM’s portfolio companies are based in North America and 35% in Europe and the rest of the world. CPRIM has exposure to investment vintage years spanning over 10 years.   During Q4, we believe CPRIM benefited from a combination of factors: Good timing; CPRIM was not burdened by any legacy assets that may have been impacted by the pandemic, as well as the market volatility that ensued. Market dislocation and uncertainty limited transaction volume in mid-2020, creating attractive buying opportunities later in the year. CPRIM’s Advisers leveraged their relationships and analytic capabilities in an effort to source quality deal flow from historically top-tier managers at prices deemed to produce attractive risk-adjusted returns. CONVERSUS STEPSTONE PRIVATE MARKETS FUND Q4 2020 FUND COMMENTARY AND ACTIVITY PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. ACTUAL PERFORMANCE MAY VARY. Please refer to important risks and disclosures on the next page as well as www.conversus.com for more information. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated February 11, 2021 Registration No. 333-239638

Attractive Features RISKS / DISCLOSURES Conversus StepStone Private Markets (“CPRIM”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering, including investment objectives, risks, charges and expenses. You may get these documents for free by visiting EDGAR on the SEC website. Alternatively, CPRIM or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 704-215-4300. Investors should also review the material available on www.conversus.com with respect to CPRIM. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and this fund is effective under the 1940 Act. This communication shall not constitute an offer to buy or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state. Foreside Fund Services, LLC, a FINRA-registered broker-dealer, acts as Distributor An indication of interest in response to this advertisement will involve no obligation or commitment of any kind. An investment in the Fund involves material risks. Investing in the shares may be considered speculative and involves a high degree of risk, including the risk of the loss of your investment. The Shares are illiquid and appropriate only as a long-term investment. The Fund’s performance depends upon the performance of the underlying investment managers and the selected private market assets. Underlying investments involve a high degree of business and financial risk that can result in substantial losses. The securities in which an investment manager may invest may be among the most junior in a portfolio company’s capital structure and, thus, subject to the greatest risk of loss. An investment manager’s investments, depending upon strategy, may be in companies or other assets whose capital structures are highly leveraged. The Fund will allocate a portion of its assets to multiple investment funds, and shareholders will bear two layers of fees and expenses: management fees and administrative expenses at the Fund level, and asset-based management fees, carried interests, incentive allocations or fees and expenses at the Investment Fund level. Shareholders will have no right to receive information about the investment funds or investment managers, and they will have no recourse against investment funds or their investment managers. The Fund intends to qualify as a regulated investment company under the Internal Revenue Code of 1986 but may be subject to substantial tax liabilities if it fails to so qualify. A significant portion of the Fund’s investments will likely be priced by investment funds in the absence of a readily available market and may be priced based on determinations of fair value, which may prove to be inaccurate. The shares are an illiquid investment. There is no market exchange available for shares of the Fund thereby making them difficult to liquidate. Possible utilization of leverage, as limited by the requirements of the 1940 Act, may increase the Fund’s volatility. Accordingly, the Fund should be considered a speculative investment that entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment. A discussion of the risks associated with an investment in the Fund can be found under “Types of Investments and Related Risks” and “Other Risks” in the Fund’s Prospectus. Risks Associated with Investments. Identifying attractive investment opportunities and the right underlying fund managers is difficult and involves a high degree of uncertainty. There is no assurance that the investments will be profitable and there is a substantial risk that losses and expenses will exceed income and gains.